Exhibit 99.1

NVIDIA REPORTS OPERATING RESULTS FOR THIRD QUARTER FISCAL YEAR 2006

For the First Nine Months, Company Achieves Record Revenue and Increases Net Income 291 Percent

SANTA CLARA, CA - November 9, 2005 - NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the third quarter of fiscal 2006 ended October 30, 2005.

For the third quarter of fiscal 2006, revenue was $583.4 million, compared to $515.6 million for the third quarter of fiscal 2005, an increase of 13 percent.  Operating income for the third quarter of fiscal 2006 experienced 149 percent year-over-year growth to $71.5 million (including a non-recurring charge of $14.2 million for the anticipated settlement of various litigation matters), compared to operating income of $28.8 million for the third quarter of fiscal 2005. Net income for the third quarter of fiscal 2006 was $65.3 million, or $0.36 per diluted share (including a $0.06 per share charge for the anticipated litigation settlements), compared to net income of $25.9 million, or $0.15 per diluted share, for the third quarter of fiscal 2005, a net income increase of 152 percent.

Revenue for the nine months ended October 30, 2005 was a record $1.74 billion, compared to revenue of $1.44 billion for the nine months ended October 24, 2004. Net income for the nine months ended October 30, 2005 was $204.5 million, or $1.13 per diluted share (including a $0.06 per share charge for the anticipated litigation settlements), compared to net income of $52.3 million, or $0.30 per diluted share, for the nine months ended October 24, 2004, a net income increase of 291 percent.

“Two years ago, with gross margins in the high twenties, we set a corporate objective to achieve gross margins in the high thirties. Seven quarters later, we delivered,” stated Jen-Hsun Huang, president and CEO at NVIDIA. “Through cross-functional profit improvement initiatives, we are re-architecting business and operational processes that will drive sustainable advantages going forward.”

Huang added, “Looking ahead, with our GPU and MCP product families continuing to lead the competition, we expect significant growth in our desktop, notebook, and handheld businesses.”

Third Quarter Fiscal 2006 Highlights:

•	Gross margin improved to 39.1 percent, an increase of 130 basis points sequentially from the second quarter fiscal 2006, and 680 basis points year-over-year.
•	NVIDIA regained the leadership share position in the desktop GPU segment with 50 percent share, according to the Mercury Research Third Quarter 2005 PC Graphics Report.
•
NVIDIA simultaneously introduced and shipped the NVIDIA nForce® 400 media and communications processor (MCP) and GeForce® 6100 integrated graphics processing unit (GPU) family. They represent the first integrated GPU solution in the industry to support DirectX 9 and Shader Model 3.0, as well as deliver high-definition video processing for high-definition televisions.

•
NVIDIA is now the third largest core logic supplier in the world, according to the Mercury Research Third Quarter 2005 PC Processors and Chipsets: Market Strategy and Forecast Report. NVIDIA nForce MCP revenue has increased 100 percent year-over-year and has achieved record revenue for five consecutive quarters.

•	Apple announced the first ever Power Mac to incorporate the NVIDIA Quadro® FX 4500 as its first workstation graphics card and is the only professional solution currently offered.
•	The NVIDIA Quadro workstation product line increased its revenue 24 percent from the third quarter fiscal 2005 and again achieved record revenue.
•	NVIDIA launched and shipped its flagship notebook GPU - the GeForce Go 7800 GTX - with leading Tier One and system builders worldwide.
•	Motorola and Sony Ericsson launched their brand-leading new 3G mobile phones - the Motorola RAZR and Sony Ericsson W900i Walkman - all based on NVIDIA GoForce® GPUs.

NVIDIA will conduct a conference call with analysts and investors to discuss its third quarter fiscal 2006 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site http://nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its fourth quarter fiscal 2006.

About NVIDIA
NVIDIA Corporation is the worldwide leader in programmable graphics processor technologies. The Company creates innovative, industry-changing products for computing, consumer electronics, and mobile devices. NVIDIA is headquartered in Santa Clara, CA and has offices throughout Asia, Europe, and the Americas. For more information, visit www.nvidia.com.

Certain statements in this press release including, but not limited to, our long-term growth strategies and initiatives, anticipated litigation settlements, charges related to anticipated litigation settlements, our growth in the desktop, notebook and handheld businesses, and the benefits, advantages and improvements resulting from our cross-functional profit improvement initiatives are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, continued market acceptance of new products and technologies, prohibitive pricing of new products and technologies, manufacturing delays or defects, unanticipated expenses or inefficiencies associated with our profit improvement initiatives, continued demand for use of GPUs in devices other than the PC, continued demand for improved GPUs, difficulties in the development of new and enhanced products, the impact of technological development our dependence on third-party manufacturers, general industry trends including cyclical trends in the semiconductor and PC industries, the impact of competition including competitive products and pricing alternatives, slower than expected or unanticipated changes in industry standards and interfaces, complications in the settlement of litigation, unanticipated costs or expenses related to the settlement of litigation and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for its quarter ended July 31, 2005. These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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Copyright © 2005 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	October 30,	October 24,	October 30,	October 24,
	2005	2004	2005	2004

Revenue	$583,415	$515,591	$1,742,073	$1,443,557

Cost of revenue	355,247	348,849	1,086,218	987,886

Gross profit	228,168	166,742	655,855	455,671

Operating expenses:
Research and development	87,937	87,880	259,664	251,050
Sales, general and administrative	54,537	50,104	154,278	148,184
Settlement costs	14,158	-	14,158	-

Total operating expenses	156,632	137,984	428,100	399,234

Operating income	71,536	28,758	227,755	56,437

Interest and other income, net	6,146	3,591	15,738	8,998

Income before income tax expense	77,682	32,349	243,493	65,435

Income tax expense (A)	12,429	6,470	38,959	13,088

Net income	$65,253	$25,879	$204,534	$52,347

Basic net income per share	$0.38	$0.16	$1.21	$0.32

Diluted net income per share	$0.36	$0.15	$1.13	$0.30

Shares used in basic per share computation	170,127	166,122	169,239	165,848

Shares used in diluted per share computation	183,517	172,869	181,631	176,293

(A) The effective income tax rate for the three and nine months ended October 30, 2005 was 16%. The effective income tax rate for the three and nine months ended October 24, 2004 was 20%.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	October 30,	January 30,
	2005	2005
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$786,178	$670,045
Accounts receivable, net	351,737	296,279
Inventories	284,847	315,518
Prepaid and other current assets	23,949	19,819
Deferred income tax asset	3,265	3,265

Total current assets	1,449,976	1,304,926

Property and equipment, net	178,505	178,955
Deposits and other assets	24,713	9,034
Goodwill	133,107	108,107
Intangible assets, net	19,207	27,514

Total assets	$1,805,508	$1,628,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$179,777	$238,223
Accrued liabilities	247,390	182,077
Current portion of capital lease obligations	-	856

Total current liabilities	427,167	421,156

Deferred income tax liability	20,754	20,754
Long-term liabilities	8,146	8,358

Stockholders' equity	1,349,441	1,178,268

Total liabilities and stockholders' equity	$1,805,508	$1,628,536